As filed with the Securities and Exchange Commission on January 25, 2019
Registration No. 333-176192
Registration No. 333-184915
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1544320 (IRS Employer Identification Number)

301 East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
(Address of Registrant’s Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
EQUITY BONUS PLAN

Karl J. Grafe, Esq.
Vice President, Assistant General Counsel and Secretary
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2540
Facsimile:  (513) 579-0108
 (Name, Address and Telephone Number, Including Area Code,
 of Agent for Service of Process)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On August 9, 2011, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement 333-176192) (the “2011 Form S-8”) registering 1,500,000 shares of the Registrant’s common stock pursuant to the Co-CEO Equity Bonus Plan (the “2011 Plan”).
On November 13, 2012, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement 333-184915) (the “2012 Form S-8” and collectively with the 2011 Form S-8, the “Registration Statements”) registering an additional 500,000 shares of the Registrant’s common stock pursuant to the Plan (which had been renamed as the “2012 Equity Bonus Plan,” and collectively with the 2011 Plan, the “Plan”).

The Registrant has terminated the Plan.  No additional shares of common stock will be issued to participants under the Plan. This Post-Effective Amendment No. 1 to Registration Statement Nos. 333-176192 and 333-184915 is being filed in order to terminate all offerings under the Registration Statements and deregister all shares of common stock that were registered under the Registration Statements and remain unsold under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on January 25, 2019.

AMERICAN FINANCIAL GROUP, INC. By: /s/ Karl J. Grafe Karl J. Grafe Vice President, Assistant General Counsel and Secretary

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to Registration Statement Nos. 333-176192 and 333-184915 in reliance upon Rule 478 under the Securities Act of 1933, as amended.